AMENDMENT TO LEASE

This Amendment to Lease ("Amendment") is made effective as of the 1st day of October, 2005, by and between WOODLAND BURBANK CORPORATION, a Delaware corporation ("Landlord") and TAG-IT PACIFIC, INC., a Delaware corporation ("Tenant") with reference to the following facts and circumstances.

A. Landlord is the Owner of that certain building located at 21900 Burbank Boulevard, Woodland Hills, California (the "Property").

B. Landlord's predecessor-in-interest and Tenant entered into a certain Lease, dated March 29, 2001 (the "Lease") for certain premises described as Suite 270 (the "Premises") located in the Property.

C. American Realty Advisors ("Advisor") is the real estate investment manager to the Landlord.

D. Landlord and Tenant desire to amend the Lease upon terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing facts and circumstances, the mutual covenants and promises contained herein and after good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties, the parties do hereby agree to the following:

1. Definitions. Each capitalized term used in this Amendment shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.

2. Term. The term of the Lease is hereby extended through September 30, 2010. Tenant acknowledges and agrees that, unless expressly provided for in this Amendment, Tenant has no right to renew or extend the term after September 30, 2010.

3. Rental. The Base Rent is hereby amended as follows:

Months	Monthly Rent PSF	Monthly Installment
10/1/05-9/30/06	$2.30	$20,175.60
10/1/06-9/30/07	$2.37	$20,789.64
10/1/07-9/30/08	$2.44	$21,403.68
10/1/08-9/30/09	$2.51	$22,017.72
10/1/09-9/30/10	$2.59	$22,719.48

4. Base Year. Beginning on October 1, 2005, the Base Year used for the calculation of Additional Rent shall be calendar year 2006.

5. Parking. Beginning on July 1, 2006, Landlord shall grant Tenant the right to use and occupy up to three (3) unreserved parking spaces at the Property for every 1,000 rentable square feet of the Premises. Tenant shall use such parking space in accordance with the terms outlined in Exhibit A attached and Tenant shall pay Landlord, as Additional Rent, Landlord's standard rate for such parking spaces.

6. Tenant Improvements. Landlord hereby agrees to build the Tenant Improvements enumerated in Exhibit B attached.

7. No Defenses. Tenant affirms that, as of the date of execution of this Amendment, no default or breach by Landlord exists under the Lease and Tenant has no defenses, offsets or counterclaims that could be asserted in an action by Landlord to enforce Landlord's remedies under the Lease.

8. Broker. Tenant represents to Landlord that except for Lee & Associates (the "Broker"), Tenant has not dealt with any real estate broker, salesperson or finder in connection with this Amendment, and no other such person initiated or participated in the negotiation of this Amendment or is entitled to any commission in connection herewith. Tenant hereby agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys fees) arising from either (a) a claim for a fee or commission made by any broker, other than the Broker, claiming to have acted by or on behalf of Tenant in connection with this Amendment, or (b) a claim of, or right to lien under the statutes of the state in which the Premises are located (the "State") relating to real estate broker liens with respect to any such broker retained by Tenant.

9. Submission. Submission of this Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Amendment unless and until this Amendment is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Amendment to Landlord shall constitute an irrevocable offer by Tenant of the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.

10. Limit of Liability. Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of the Lease, as hereby amended, or the Premises, and if Landlord is in breach or default with respect to Landlord's obligations under the Lease, as hereby amended, or otherwise, Tenant shall look solely to the equity interest of Landlord in the Property for the satisfaction of Tenant's remedies or judgments.

11. Miscellaneous.

a. Attorneys' and Other Fees. Should either party institute any action or proceeding to enforce or interpret this Amendment or any provision hereof, for damages by reason of any alleged breach of this Amendment or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses,

including actual attorneys' and other fees reasonably incurred in good faith by prevailing party in connection with such action or proceeding. The term "attorneys' and other fees" shall mean and include attorneys' fees, accountants' fees, and any and all consultants' and other similar fees incurred in connection with the action or proceeding and preparations therefor. The term "action or proceeding" shall mean and include actions, proceedings, suits arbitrations, appeals and other similar proceedings.

b. Notices. The parties confirm their respective notice addresses to be as follows.

If to Landlord: Woodland Burbank Corporation
c/o American Realty Advisors
801 North Brand Boulevard, Suite 800
Glendale, CA 91203
Attention: Stanley Iezman
Telecopy: 818-545-8460

If to Tenant: Tag-It Pacific, Inc.
____
____
Telecopy:____________________

c. Time of Essence. Time is of the essence of this Amendment and each and every term and provision hereof.

d. Modification. A modification of any provision herein contained, or any other amendment to this Amendment, shall be effective only if the modification or amendment is in writing and signed by both Landlord and Tenant.

e. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

f. Number and Gender. As used in this Amendment, the neuter includes masculine and feminine, and the singular includes the plural.

g. Governing Law. This Amendment shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State applicable to agreements made and to be performed wholly within the State.

h. Construction. Headings at the beginning of each Section and subsection are solely for the convenience of the parties and are not a part of this Amendment. Except as otherwise provided in this Amendment, all exhibits referred to herein are attached hereto and are incorporated herein by this reference. Unless otherwise indicated, all references herein to Articles, Section, subsections, paragraphs, subparagraphs or provisions are to those in this Amendment. Any reference to a paragraph or Section herein includes all subparagraphs or subsections thereof. This Amendment shall not be construed as if it had been prepared by only Landlord or Tenant, but rather as if both Landlord and Tenant

had prepared the same. In the event any portion of this Amendment shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Amendment, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Amendment.

i. Integration of Other Agreements. This Amendment, the Lease and prior amendments set forth the entire agreement and understanding of the parties with respect to the matters set forth herein and supersedes all previous written or oral understandings, agreements, contracts, correspondence and documentation with respect thereto. Any oral representation or modifications concerning this Amendment shall be of no force or effect.

j. Duplicate Originals; Counterparts. This Amendment may be executed in any number of duplicate originals, all of which shall be of equal legal force and effect. Additionally, this Amendment may be executed in counterparts, but shall become effective only after a counterpart hereof has been executed by each party; all said counterparts shall, when taken together, constitute the entire single agreement between parties.

k. No Waiver. No failure or delay of either party in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. No waiver by any party hereto of any breach or default shall be considered to be a waiver of any other breach or default. The waiver of any condition shall not constitute a waiver of any breach or default with respect to any covenant, representation or warranty.

l. Days. The term "days," as used herein shall mean actual days occurring, including Saturdays, Sundays and holidays. The term "business days" shall mean days other than Saturdays, Sundays and holidays. If any item must be accomplished or delivered hereunder on a day that is not a business day, it shall be deemed to have been timely accomplished or delivered if accomplished or delivered on the next following business day.

m. Further Assurances. Landlord and Tenant each agree to execute any and all other documents and to take any further actions reasonably necessary to consummate the transactions contemplated hereby.

n. Joint and Several Liability. If Tenant consists of two (2) or more parties, each of such parties (and each of Tenant's general partners) shall be liable for Tenant's obligations under this Amendment, and all documents executed in connection herewith, and the liability of such parties shall be joint and several. Additionally, the obligations and liabilities hereunder of the general partners or other appropriate persons or entities that comprise Tenant, if any, are and shall be joint and several.

o. No Third Party Beneficiaries. Except as otherwise provided herein, no person or entity shall be deemed to be a third party beneficiary hereof, and nothing in this Amendment, (either expressed or implied) is intended to confer upon any person or entity, other than Landlord and/or Tenant (and their respective nominees, successors and assigns), any rights, remedies, obligations or liabilities under or by reason of this Amendment.

p. Full Force and Effect. The Lease, as amended hereby, shall continue in full force and effect, subject to the terms and provisions thereof and hereof. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

q. ERISA. Tenant has been informed that a specified pension plan may have an interest in the Property. Tenant hereby represents and warrants that it is not a party in interest to such plan, within the meaning of Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended.

IN WITNESS WHEREOF, this Amendment is executed as of the day and year aforesaid.

LANDLORD:

WOODLAND BURBANK CORPORATION, a Delaware corporation

By: ______________________

Printed Name: Paul Vacheron

Title: DIRECTOR OF ASSET MANAGEMENT

Date: ______________________

TENANT:

TAG-IT PACIFIC, INC., a Delaware corporation

By: ______________________

Printed Name: Stephen Forte

Title: CEO

Date: 11/21/05

EXHIBIT A

Parking

Tenant shall be provided the number of non-exclusive parking spaces as set forth in Section 5, in such areas or spaces Landlord shall determine from time to time (the "Non-exclusive Parking"). The Non-exclusive Parking shall be available for use by Tenant on a "non-reserved" and "space available" basis during Business Hours.

During the remaining Term of the Lease, the monthly rate per vehicle for any parking spaces granted Tenant shall be the Landlord's standard rate, but subject to adjustment as of January 1 of each calendar year of the remaining Term to the then prevailing rate generally charged for such parking. The parking rates charged by Landlord for Tenant's parking passes shall be exclusive of any parking tax or other charges imposed by governmental authorities in connection with the use of such parking, which taxes and/or charges shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges concurrent with its payment of the parking rates described herein.

Tenant's use of the parking areas serving the Property shall be subject to the following:

1. Parking shall not be permitted for Tenant or its employees at the Property over and above the number of spaces designated in Section 5.

2. All parking areas shall be under the control of Landlord, and Tenant agrees that all Tenant employees, contractors, invitees, licensees, and agents (collectively, the "Tenant Related Parties") shall conform to such reasonable written parking regulations, conditions and provisions as may from time to time be prescribed by Landlord, provided the same do not increase Tenant's obligations or decrease Tenant's rights.

3. If Tenant is not permitted to utilize any parking space in the parking areas at any time through no direct intentional act of Landlord, such facts shall never be deemed to be a default by Landlord so as to permit Tenant to terminate the Lease (either in whole or in part) or pursue other remedies. Provided, however, so long as Tenant is not able to utilize any such parking space (for reasons other than as a result of the negligence of any Tenant Related Party), Tenant's obligation to pay rental for any such parking space that is not provided shall be abated for so long as Tenant does not have the use of such parking space. Such abatement shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of such failure or inability to provide Tenant with such parking space. Landlord agrees to use reasonable efforts to provide alternate parking for use by Tenant in reasonable proximity to the Property. Landlord shall not be responsible for enforcing Tenant's parking rights against any third parties.

4. Restricted and unrestricted parking areas shall include only those areas designated by Landlord as such.

5. Landlord will be entitled to utilize whatever access device Landlord deems necessary (including but not limited to the issuance of parking stickers or access cards) to assure that only those persons contracting for the use of spaces in the parking areas are using the parking spaces

therein. In the event any Tenant Related Parties wrongfully park in any parking spaces, Landlord will be entitled and is hereby authorized to impose upon Tenant a penalty of $25.00 for each such occurrence. Tenant hereby agrees to pay all amounts becoming due hereunder as Additional Rent upon demand therefor, and the failure to pay any such amount will additionally be deemed a default.

6. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant's business operated in the Premises, parked within designated parking spaces, one (1) vehicle to each space. No vehicle shall be parked as a "billboard" vehicle in the parking lot. Any vehicle parked improperly may be towed away. Any Tenant Related Parties who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a "boot" on the vehicle to immobilize it and may levy a charge of $50.00 to remove the "boot." Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any unauthorized vehicles.

7. Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under the Lease, from time to time, close-off or restrict access to the parking area, or relocate Tenant's parking spaces to other parking areas within a reasonable distance of the Premises, for purposes of permitting or facilitating any such construction, alteration or improvements with respect to the parking area or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Property.

8. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord.

EXHIBIT B

Tenant Improvements

1. Definitions.

   (a) "Allowance" shall mean a one-time tenant improvement allowance in the amount not to exceed $43,860.00.

   (b) "Approved Working Drawings" shall have the meaning set forth herein.

   (c) "Excess Costs" shall mean Total Construction Costs in excess of the Allowance.

   (d) "Substantial Completion" of the Premises shall occur upon the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any Punchlist Items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant. Substantial Completion shall have occurred even though minor details of construction, decoration, landscaping and mechanical adjustments remain to be completed.

   (e) "Tenant Delay" shall mean each day of delay in the performance of the work that occurs because of (i) Tenant's failure to timely deliver or approve any required documentation; (ii) any change by Tenant to the Approved Working Drawings; (iii) any specification by Tenant of materials or installations in addition to or other than Landlord's standard finish-out materials or Tenant's requirement for materials, components, finishes or improvements that are not available in a commercially reasonable time; (iv) postponement of any work at the request of Tenant; or (v) any other acts or omissions of any Tenant, its agents, employees or contractors.

   (f) "Tenant Improvements" shall mean the improvements to the Premises set forth in this Exhibit.

   (g) "Total Construction Costs" shall mean the entire cost of constructing the Tenant Improvements, including space planning and preparation of the Approved Working Drawings, labor and materials, electrical and other utility usage during construction, additional janitorial services, trash removal, general tenant signage, related taxes and insurance costs, the fees of any construction managers and any administrative fee to Landlord.

2. Preparation of Working Drawings.

   (a) Landlord shall retain an architect/space planner ("Architect") to prepare the construction drawings for the Tenant Improvements, along with an engineering consultant ("Engineer") to prepare all plans and engineering

working drawings related to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work for the Tenant Improvements.

(b) Landlord shall prepare a space plan for the Tenant Improvements that includes a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein (the "Space Plan"), and shall deliver the Space Plan to Tenant for Tenant's approval. Tenant shall notify Landlord whether it approves the Space Plan within three (3) business days after Landlord's submission thereof. If Tenant disapproves of such Space Plans, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval. Landlord shall revise such Space Plans in accordance with Tenant's reasonable objections and submit the revised Space Plans to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the revised Space Plans within two (2) business days after its receipt thereof. If Tenant fails to notify Landlord that it disapproves of the initial Space Plans within three (3) business days (or, in the case of revised Space Plans, within two (2) business days) after the submission thereof, then Tenant shall be deemed to have approved the Space Plans in question.

(c) Following the date on which the Space Plans are approved (or deemed approved) by Tenant, Landlord shall cause the Architect and Engineer to prepare final working drawings of the Tenant Improvements and deliver the same to Tenant for its review and approval (which approval shall not be unreasonably withheld, delayed or conditioned). Tenant shall notify Landlord whether it approves of the submitted working drawings within three (3) business days after Landlord's submission thereof. If Tenant disapproves of such working drawings, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval. Landlord shall revise such working drawings in accordance with Tenant's objections and submit the revised working drawings to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the revised working drawings within two (2) business days after its receipt thereof. If Tenant fails to notify Landlord that it disapproves of the initial working drawings within three (3) business days (or, in the case of resubmitted working drawings, within two (2) business days) after the submission thereof, then Tenant shall be deemed to have approved the working drawings in question. The approved working drawings are hereinafter referred to as the "Approved Working Drawings."

3. Cost Proposal. Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of the Total Construction Costs to be incurred in connection with the Tenant Improvements ("Cost Proposal"). Tenant shall notify Landlord whether it approves the Cost

Proposal within five (5) business days after Landlord's submission thereof. If Tenant disapproves of the Cost Proposal, then Tenant shall notify Landlord thereof specifying in reasonable detail the revisions to the Approved Working Drawings to achieve the necessary cost savings. If Tenant fails to notify Landlord that it disapproves of the Cost Proposal within five (5) business days after the submission thereof, then Tenant shall be deemed to have approved the Cost Proposal as submitted. Tenant's approval of the Cost Proposal shall be deemed approval of the Excess Costs resulting therefrom.

4. Allowance and Excess Costs Deposit.

(a) Provided no default by Tenant has occurred, Landlord shall provide an amount up to the Allowance to be applied toward Total Construction Costs. The Allowance must be used by June 30, 2007, or shall be deemed forfeited with no further obligation by Landlord with respect thereto. All Tenant Improvements for which the Allowance has been made available shall be deemed Landlord's property. Tenant shall not be entitled to use any portion of the Allowance for anything other than Tenant Improvements. Notwithstanding the foregoing, in the event that any portion of the Allowance remains unused after Substantial Completion of the Tenant Improvements, Tenant may apply one-half (1/2) of that remaining Allowance toward the payment of Base Rent hereunder. Otherwise, all remaining portions of the Allowance shall be forfeited by Tenant.

(b) In no event shall Landlord be obligated to make disbursements with respect to the Tenant Improvements in an amount that exceeds the Allowance. The Allowance shall not be disbursed to Tenant, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the Tenant Improvements is actually incurred.

(c) Upon the date the Excess Costs, if any, have be determined by Landlord, Tenant shall deliver to Landlord cash in the amount equal the Excess Costs (the "Excess Costs Deposit"). In the event that any revisions, changes, or substitutions shall be made to the Approved Working Drawings or the Tenant Improvements, Tenant shall pay any additional costs that arise in connection with such revisions, changes or substitutions to Landlord immediately upon Landlord's request as an addition to the Excess Costs Deposit.

(d) The Excess Cost Deposit shall be disbursed by Landlord prior to the disbursement of the Allowance.

5. Construction. Following approval of the Cost Proposal and receipt of the Excess Cost Deposit Landlord shall construct the Tenant Improvements in substantial accordance with the Approved Working Drawings.

6. Punchlist. Landlord will notify Tenant when Landlord considers Substantial Completion to have occurred. Within three (3) business days thereafter, Landlord's

representative and Tenant's representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Tenant Improvements (the "Punchlist Items"). Neither Landlord's representative nor Tenant's representative shall unreasonably withhold his or her agreement on Punchlist Items. Landlord shall use reasonable efforts to complete all Punchlist Items within thirty (30) days after agreement thereon; however, Landlord shall not be obligated to engage overtime labor in order to complete such items.

7. Warranties. Landlord shall use reasonable efforts to obtain a warranty from Landlord's contractor against defects in materials and workmanship for one (1) year following Substantial Completion. Landlord hereby assigns to Tenant all warranties and guaranties by the contractor, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

8. Miscellaneous.

(a) Provided the same will not interfere with the Landlord work, Landlord shall allow Tenant access to the Premises prior to the Substantial Completion of the Tenant Improvements for the purpose of installing Tenant's equipment or fixtures (including Tenant's data and telephone equipment) in the Premises.

(b) Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

(c) Notwithstanding any provision to the contrary contained in this Lease, if a default by Tenant has occurred at any time prior to Substantial Completion, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to cause the contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in Substantial Completion caused by such work stoppage); and (ii) all other obligations of Landlord under the terms of this Exhibit shall be forgiven until such time, if any, as such default may be cured.

AMENDMENT NO. 1 TO
MONTH-TO-MONTH LEASE

This Amendment No. 1 to Month-to-Month Lease is made by and between UNOVA, Inc. ("Sublessor") and Tag-It Pacific, Inc. ("Sublessee").

WHEREAS, Sublessor and Sublessee have entered into that certain Month-to-Month Lease commencing on March 1, 2003 ("Sublease")

WHEREAS, Sublessor and Sublessee desire to amend the Sublease as set forth herein.

NOW, THEREFORE, in consideration of the foregoing preamble and the occupancy of the Additional Premises by Sublessee pursuant to the terms hereof, the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant, acknowledge, represent and agree as follows:

1. The parties hereby agree that the Month-to-Month Lease shall remain in full force and effect, except as amended hereby.

2. <u>**Additional Premises.**</u> Sublessor leases to Sublessee the following described additional premises ("Additional Premises") in the Building: approximately 653 square feet of net rentable space referred to as the "Shipping Room" and/or room 2029. The Additional Premises are shown on the attached Exhibit "A" by crosshatches.

3. <u>**Term.**</u> The term of this Sublease shall commence on November 1, 2004, and continue on a month to month basis. Either Sublessor or Sublessee may terminate this Amendment 1 upon thirty days advance written notice to the other party. This termination provision shall apply to either the Additional Premises or Kitchen, individually, or the Amendment in its entirety, whichever is specified by the terminating party.

4. <u>**Rent.**</u> Sublessee shall pay monthly installments of rent to Sublessor in the amount of $500.00 Dollars for the Additional Premises, in advance, on the first day of each calendar month during the term of this Amendment

No. 1, except that if the term commences on a day other than the first day of the month or terminates on a day other than the last day of a month, the rent for such month shall be apportioned. All rent shall be paid to Sublessor at its address, unless Sublessor shall designate some other payee or address for the payment by giving written notice to Sublessee.

5. **Use.** Sublessee shall use the Additional Premises for storage only.

6. **Kitchen.** Sublessor and Sublessee have previously agreed to Sublessee's non-exclusive use the room commonly referred to as the
Sharing with UNOVA or one other tenant instead of Unova.
Kitchen (room 2033) located on the second floor of the Building in exchange for a monthly payment to Sublessor of $463.50. The Kitchen is shown on the attached Exhibit "B" by crosshatches. In further consideration for this Amendment No. 1, the parties agree that in exchange for Sublessor's continued agreement to allow Sublessee to use the Kitchen, Sublessee will continue to make payments as described herein. Sublessee agrees that Sublessor will have no obligation to maintain, repair or furnish any Kitchen appliances or equipment or otherwise provide any maintenance or services whatsoever relating to the Kitchen. Sublessor agrees that Sublessee shall have no obligation to maintain, repair or service any Kitchen appliances or equipment with the exception of the refrigerator; however in the event Sublessee or its employees, agents, subcontractors or the like, damage any Kitchen appliance and/or equipment and/or the Kitchen itself through any act and/or omission it shall be liable for same. Use of Kitchen is provided on an "as-is" basis with no warranty whatsoever. Additionally, either party may, for any reason, terminate this Kitchen use agreement provision upon thirty days advance written notice to the other party.

Sublessor: UNOVA, INC.

By:________________________
Printed name:_________________
Date:_______________________

Sublessee: Tag-It Pacific, Inc.

By: [signature]
Printed name: NATHAN PECK
Date: 11/8/04

Exhibit "A"


Additional Premises
240
250
270
270-A
280
260-A
200
260

FLOOR: 2
21900 BURBANK

MAY 14, 2002
1582

PRELIMINARY: PLEASE REVIEW AND APPROVE LOCATION OF DEMISING WALLS. AREA CALCULATIONS HAVE NOT BEEN FINALIZED.

PAGE COMPUMETRICS

Exhibit "B"


DINING ROOM
CAFETERIA
SHIPPING
AUDIO VISUAL

Kitchen